EXHIBIT 23.1




               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of The Kroger Co. on Form S-8 of our report, which includes an explanatory paragraph for the change in accounting for post-retirement benefit costs other than pensions, dated February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of The Kroger Co. as of January 1, 1994, and January 2, 1993, and for the years ended January 1, 1994, January 2, 1993, and December 28, 1991. We also consent to the reference to our firm as "Experts".




(Coopers & Lybrand, L.L.P.)
Coopers & Lybrand, L.L.P.
Cincinnati, Ohio
September 16, 1994